Exhibit 10.13

Execution Version

SECOND LIEN CREDIT AGREEMENT

Dated as of September 27, 2007

among

ERICKSON AIR-CRANE INCORPORATED

as the Borrower,

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P.,

as Administrative Agent,

and

the Other Lenders Party Hereto

i

5.01	Existence, Qualification and Power; Compliance with Laws	38
5.02	Authorization; No Contravention	39
5.03	Governmental Authorization; Other Consents	39
5.04	Binding Effect	39
5.05	Financial Statements; No Material Adverse Effect	39
5.06	Litigation	40
5.07	No Default	40
5.08	Ownership of Property; Liens	40
5.09	Environmental Compliance	40
5.10	Insurance	40
5.11	Taxes	40
5.12	ERISA Compliance	40
5.13	Subsidiaries	41
5.14	Margin Regulations; Investment Company Act	41
5.15	Intellectual Property; Etc.	41
5.16	Solvency	41
5.17	Disclosure	42

VI. AFFIRMATIVE COVENANTS		42

6.01	Financial Statements	42
6.02	Certificates; Other Information	42
6.03	Notices	43
6.04	Payment of Obligations	44
6.05	Preservation of Existence, Etc.	44
6.06	Maintenance of Properties	44
6.07	Maintenance of Insurance	44
6.08	Compliance with Laws	45
6.09	Books and Records	45
6.10	Inspection Rights	45
6.11	Compliance with ERISA	45
6.12	Subsidiaries	45
6.13	Intellectual Property	45
6.14	Use of Proceeds	46
6.15	Further Assurances	46
6.16	Citizenship	46

VII. NEGATIVE COVENANTS		46

7.01	Liens	47
7.02	Investments	48
7.03	Indebtedness	50
7.04	Fundamental Changes	52
7.05	Dispositions	52
7.06	Lease Obligations	53
7.07	Restricted Payments	54
7.08	ERISA	54

7.09	Change in Nature of Business	54
7.10	Transactions with Affiliates	55
7.11	Burdensome Agreements	55
7.12	Margin Regulations	56
7.13	Financial Covenants	56
7.14	Maximum Capital Expenditures	58
7.15	No Domestic Subsidiaries	58
7.16	No Second Lien Pledge of Accounts Receivables	58

VIII. EVENTS OF DEFAULT AND REMEDIES		58

8.01	Events of Default	58
8.02	Remedies Upon Event of Default	61
8.03	Application of Funds	61

IX. ADMINISTRATIVE AGENT		62

9.01	Appointment and Authorization of Administrative Agent	62
9.02	Delegation of Duties	62
9.03	Liability of Administrative Agent	62
9.04	Reliance by Administrative Agent	63
9.05	Notice of Default	63
9.06	Credit Decision; Disclosure of Information by Administrative Agent	64
9.07	Indemnification of Administrative Agent	64
9.08	Administrative Agent in its Individual Capacity	65
9.09	Successor Administrative Agent	65
9.10	Collateral and Guaranty Matters	65

X. MISCELLANEOUS		66

10.01	Amendments, Etc.	66
10.02	Notices and Other Communications; Facsimile Copies	67
10.03	No Waiver; Cumulative Remedies	68
10.04	Attorney Costs, Expenses and Taxes	68
10.05	Indemnification by the Borrower	68
10.06	Payments Set Aside	69
10.07	Successors and Assigns; Lender Assignment	69
10.08	Confidentiality	72
10.09	Set-off	73
10.10	Interest Rate Limitation	73
10.11	Counterparts	73
10.12	Integration	73
10.13	Survival of Representations and Warranties	74
10.14	Severability	74
10.15	USA Patriot Act Notice	74
10.16	No Foreign Control	74
10.17	Governing Law	75

10.18	Waiver of Right to Trial by Jury	75
10.19	Forced Place Insurance	75
10.20	Time of the Essence	76
10.21	Judgment Currency	76

SCHEDULES

1.01	Air Cranes, Real Estate
2.01	Commitments and Pro Rata Shares
5.06	Litigation
5.09	Environmental Matters
5.10	Property Insurance
5.13	Subsidiaries and Other Equity Investments
5.15	Intellectual Property
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.06	Existing Leases
7.10	Transactions with Affiliates
7.11	Existing Burdensome Agreements
10.02	Addresses for Notices

EXHIBITS

Form of
A	Loan Notice
B	Note
C	Intentionally Omitted
D-1	Second Lien Deed of Trust
D-2	Second Lien Aircraft Security Agreement
E	Intentionally Omitted
F	Intentionally Omitted
G	Compliance Certificate
H	Assignment and Assumption
I	Opinion of Counsel to the Borrower
J-1	First Lien/Second Lien Intercreditor Agreement
J-2	Aircraft Intercreditor Agreement

SECOND LIEN CREDIT AGREEMENT

This SECOND LIEN CREDIT AGREEMENT (“Agreement”) is made and entered into as of September 27, 2007, by and among ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (the “Borrower”), the lenders from time to time party hereto (collectively, the “Lenders” and each, individually, a “Lender”), and D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P. (“DBZ”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Borrower has requested that the Lenders provide a senior secured second lien credit facility in the amount of $20,000,000, and the Lenders are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

I.

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means all of the Borrower’s accounts, as such term is defined in the Uniform Commercial Code of the State of New York (“UCC”), including each and every right of the Borrower to the payment of money, whether such right to payment now exists or hereafter arises, whether such right to payment arises out of a sale, lease or other disposition of goods or other property, out of a rendering of services, out of a loan, out of the overpayment of taxes or other liabilities, or otherwise arises under any contract or agreement, whether such right to payment is created, generated or earned by the Borrower or by some other person who subsequently transfers such person’s interest to the Borrower, whether such right to payment is or is not already earned by performance, and howsoever such right to payment may be evidenced, together with all other rights and interests (including all Liens) which the Borrower may at any time have by law or agreement against any account debtor or other obligor obligated to make any such payment or against any property of such account debtor or other obligor; all including but not limited to all present and future accounts, contract rights, loans and obligations receivable, chattel papers, bonds, notes and other debt instruments, tax refunds and rights to payment in the nature of general intangibles.

“Act” means the Federal Aviation Act of 1958, as amended.

“Adjusted EBITDA” means, for any period, for the Borrower, Adjusted Net Income plus, to the extent deducted in determining Net Income, interest, taxes, depreciation and amortization, plus the sum of:  (i) any expense or loss associated with (A) any proposed or completed equity or debt financing on or prior to the Closing Date and (B) the early retirement, extinguishment or refinancing of debt, and (C) bonuses paid with respect to the completion of any of the foregoing, (ii) any fees, expenses or charges deducted in computing Adjusted Net Income which have been

Exhibit J-2-1

determined by management of the Borrower, which determination is acceptable to the Administrative Agent, to be non-recurring by virtue of changes in the Borrower’s method of operations pursuant to its cost reduction or restructuring programs, (iii) non-cash charges resulting from the application of purchase accounting, (iv) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to Capital Stock, (v) transaction costs and expenses incurred in connection with Permitted Acquisitions, (vi) transaction costs incurred in connection with the transactions consummated during the last 12 months prior to and including the Closing Date and (vii) any other adjustments which are mutually agreed upon.

“Adjusted Net Income” means, for any period, for the Borrower and Subsidiaries on a consolidated basis, net income excluding (i) extraordinary gains and extraordinary losses, (ii) the effect of all non-cash currency translation adjustments (these “currency translation adjustments” shall exclude from Adjusted Net Income all income statement non-cash gains and losses from non-speculative, unbalanced hedge positions), (iii) involuntary conversion gains and losses, (iv) gains and losses from the disposal of property, plant and equipment, (v) any accretion on preferred stock, and (vi) Management Fees to the extent deducted from net income.

“Administrative Agent” means DBZ, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth in Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, in determining whether a Person is Controlled by the Borrower, such Person shall be deemed to be Controlled by the Borrower if the Borrower possesses, directly or indirectly, power to vote 50% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” means this Second Lien Credit Agreement.

“Agreement Currency” has the meaning given in Section 10.21.

“Aircraft Intercreditor Agreement” means the Aircraft Intercreditor Agreement by and among the First Lien Administrative Agent, the Term Lender, the Administrative Agent and their respective assigns, and acknowledged by the Borrower, with respect to the Permitted Equipment Financing and substantially in the form of Exhibit J-2 hereto.

“Aircranes” means, individually and collectively, the Borrower’s now owned and hereafter acquired rotary wing aircraft and heavy-lift crane equipment as listed in Schedule 1.01 hereto.

“Applicable Margin” means, on any date, 8.00% per annum.

“Approved Fund” means has the meaning given in Section 10.7(h).

“Arranger” means DBZ, in its capacity as sole lead arranger and sole book manager.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit H.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2006, prepared in accordance with GAAP, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

“Base Rate” means for any day a fluctuating rate per annum equal to (a) the Applicable Margin plus the higher of (i) the Federal Funds Rate plus 0.5% and (ii) the “prime rate” of interest published on such day in the “Money Rates” table in The Wall Street Journal, or if not published by The Wall Street Journal on such day, then the prime rate published by any other nationally recognized financial publication reasonably selected by DBZ from time to time.  Any change in such rate shall take effect at the opening of business on the day such change is announced.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrower” means Erickson Air-Crane Incorporated.

“Borrower Account” has the meaning given in Section 2.09(c).

“Borrowing” means a borrowing consisting of Loans made by each of the Lenders pursuant to Section 2.01.

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, and, (ii) if such day relates to any LIBO Rate Loan, any such day which is also a day for trading by and between banks in the London interbank market for Dollar deposits.

“Call Premium” means, with respect to any applicable prepayment under Section 2.03, an amount equal to (a) 3.00% of the aggregate principal amount of such prepayment if such prepayment is made after the Closing Date but on or prior to the first anniversary of the Closing Date, (b) 2.00% of the aggregate principal amount of such prepayment if such prepayment is made after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date and (c) 1.00% of the aggregate principal amount of such prepayment if such prepayment is made after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date.  Any prepayment made after the third anniversary of the Closing Date will not be subject to the Call Premium.

“Capital Expenditures” means, for any period, all expenditures of the Borrower during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment, goodwill, rights of way, and other long-term tangible assets or a similar tangible or intangible property account,” or similar items reflected in the consolidated statement of cash flows of the Borrower.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, in each case however designated and whether or not such shares, interests, participations, rights, or other equivalents have voting rights.

“Cash” means money, currency or a credit balance in any demand or Deposit Account.

“Cash Collateral” means Cash pledged to Administrative Agent to secure Obligations.

“Cash Equivalents” means, as at any date of determination, (a) marketable securities or evidence of debt (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (d) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in any of the types of investments referred to in clauses (a) through (d) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s; and (f) in the case of Foreign Subsidiaries, substantially similar foreign equivalents of those Cash Equivalents described in clauses (a) through (e) above.

“Cash Interest Charges” means, for any period, for the Borrower, the sum of (a) all interest, premium payments, utilization fees and nonusage fees (but not including any arrangement or agency fees or any upfront fees paid to any agent or to any lender), charges and related expenses of the Borrower in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Borrower with respect to such period under capital leases that is treated as interest in accordance with GAAP; in each case to the extent paid by the Borrower in Cash during such period.

“Change of Control” means, with respect to any Person, an event or series of events by which:

(a)                                  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) (excluding the Sponsors and EAC Shareholders), becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the equity securities of such Person entitled to vote for members of the board of directors or equivalent governing body of such Person on a fully-diluted basis; or

(b)                                 a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals who were appointed by the Sponsors.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(d), waived by the Person entitled to receive the applicable payment).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the Borrower’s (i) Eligible Aircranes and Engines installed thereon on the Closing Date, and including, without limitation, tail rotor systems, main rotor systems, rotor blades, transmissions and rotable parts, (ii) Other Aircranes, and (iii) Real Property.

“Collateral Documents” means, collectively, (i) the Second Lien Deed of Trust, the Second Lien Aircraft Security Agreement and all other security agreements, control agreements, mortgages, deeds of trust, patent and trademark assignments, lease assignments, guarantees and other similar agreements between the Borrower and the Lenders or the Administrative Agent for the benefit of the Lenders pursuant to which a security interest is granted or obligations guarantied now or hereafter delivered to the Lenders or the Administrative Agent pursuant to or in connection with the transactions contemplated hereby (including such documents as the Administrative Agent shall deem appropriate pursuant to Section 6.12), and all financing statements (or comparable documents now or hereafter filed in accordance with the Uniform Commercial Code or comparable law) and patent, trademark and copyright filings against the Borrower as debtor in favor of the Lenders or the Administrative Agent as secured party for the benefit of the Lenders, and (ii) any amendments, supplements, modifications, renewals, replacements, consolidations, substitutions and extensions of any of the foregoing.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01.

“Compliance Certificate” means a certificate substantially in the form of Exhibit G.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“DBZ” means D.B. Zwirn Special Opportunities Fund, L.P.

“Debt Amortization” means, for any period, for the Borrower, an amount equal to the sum, without duplication, of all scheduled amortization with respect to (including any payment or prepayment of principal of, premium, if any, or redemption, purchase, retirement, sinking fund or similar payment) any Indebtedness; in each case payable by the Borrower and its Subsidiaries on a consolidated basis during such period.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable state or foreign jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate or LIBO Rate (in each case, including any Applicable Margin), as applicable, plus (b) 2% per annum, to the fullest extent permitted by applicable Laws.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disposition” or “Dispose” means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale,

assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EAC Shareholders” means, individually and collectively, ZM EAC LLC, a Delaware limited liability company, Stonehouse Erickson Management Co. LLC, a Delaware limited liability company, and Stonehouse Erickson Investment Co. LLC, a Delaware limited liability company.

“Eligible Aircrane” means each of Aircranes by registration number listed on Schedule 1.01 as “Eligible Aircrane”.

“Eligible Assignee” has the meaning specified in Section 10.07(h).

“Engine” means (i) each of the 20 engines manufactured by Pratt & Whitney model JFTD12A-4A(5-64E) and JFTD12A-5A (5-64F), as applicable, having the manufacturer’s serial numbers specified on Schedule 1.01 attached hereto, whether or not from time to time installed on an Airframe or the airframe, (ii) any replacement engine which may from time to time be substituted for the Engine pursuant to the terms of Second Lien Aircraft Security Agreement, and (iii) in each case, any and all parts which are from time to time incorporated or installed in or attached to any Engine and any and all parts removed therefrom.

“Environmental Laws” means all Laws relating to environmental, health, safety and land use matters applicable to any property.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation which is part of a controlled group that includes the Borrower or trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and solely for purposes of provisions relating to Section 412 of the Code to the extent required by such section, Sections 414(m) and (o) of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any property, any of the following:  (a) any loss, destruction or damage of such property; (b) any pending or threatened institution of any proceedings for the condemnation or seizure of such property or for the exercise of any right of eminent domain; or (c) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property, or confiscation of such property or the requisition of the use of such property.

“Existing Credit Agreement” means that certain Credit Agreement dated as of October 4, 2002, between Erickson Air-Crane Incorporated, KeyBank National Association, as administrative agent, and the lending institutions listed therein.

“FAA” means the Federal Aviation Administration of the U.S. Department of Transportation or any successor agency thereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to DBZ on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated September 27, 2007, among the Borrower, the Administrative Agent and the Arranger.

“Financed Aircraft Loan Documents” means (a) the Master Aircraft Loan and Security Agreement, (b) that certain Borrower Pledge Agreement, dated as of the date hereof, by and between the Borrower, as pledgor, in favor of KeyBank National Association, as collateral agent for the First Lien Administrative Agent and the Term Lender, (c) that certain Stock Pledge

Agreement, dated as of the date hereof, by and among the EAC Shareholders, as pledgors, in favor of KeyBank National Association, as collateral agent for the First Lien Administrative Agent and the Term Lender, (d) the promissory notes and (e) the other financing agreements between the Borrower and the Term Lender and/or its assigns covering the Term Financed Aircranes that are specifically designated as “Loan Documents” as such term is defined in the Master Aircraft Loan and Security Agreement, in each case, subject to the Revolving Lender/Term Lender Intercreditor Agreement and the Aircraft Intercreditor Agreement.

“First Lien/Second Lien Intercreditor Agreement” means an intercreditor agreement between the First Lien Administrative Agent and the Administrative Agent, and acknowledged by the Borrower, substantially in the form of Exhibit J-1 hereto.

“First Lien Administrative Agent” means the administrative agent under the First Lien Credit Agreement; currently, KeyBank National Association.

“First Lien Collateral” means all real and personal property and interests in property and proceeds thereof now owned or hereafter acquired by the Borrower and any of its Subsidiaries, including, without limitation, accounts receivable, inventory, Aircrane parts, supplies, contract rights, general intangibles, Capital Stock, equipment, Eligible Aircranes, Other Aircranes, all other aircraft, intellectual property, Production Certificates, Type Certificates, Supplemental Type Certificates, and aircraft in or upon which a Lien now or hereafter exists in favor of the Revolving Lenders, or the First Lien Administrative Agent on behalf of the Revolving Lenders, whether under the First Lien Credit Agreement or under any other documents executed by any such Person and delivered to the First Lien Administrative Agent or the Revolving Lenders, as the case may be (exclusive of Term Financed Aircranes and other personal property of the Borrower securing the Permitted Equipment Financing).

“First Lien Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, by and among the Borrower, the First Lien Administrative Agent and the lenders from time to time party thereto, as such is amended, modified, supplemented, restated or replaced in connection with a refinancing of the Indebtedness thereunder from time to time in accordance with the terms thereof and the terms of the First Lien/Second Lien Intercreditor Agreement.

“First Lien Guarantor” means each existing or future Domestic Subsidiary of the Borrower that is a “Guarantor” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and each other document, instrument or agreement executed from time to time by the Borrower or any Loan Party (as such term is used in the First Lien Credit Agreement) that is specifically designated by its terms as a “Loan Document” as defined in the First Lien Credit Agreement.

“Fixed Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of Cash Interest Charges for such period, scheduled Debt Amortization for such period, cash taxes applicable to the subject period, Restricted Payments (other than Restricted Payment permitted under Section 7.07(a)), and Unfunded Capital Expenditures.

“Fixed Charge Coverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) the sum of (i) Adjusted EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Fixed Charges for such period.

“Foreign Lender” has the meaning specified in Section 3.01(e).

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Funded Debt” means, as of any date of determination, without duplication, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money and letters of credit (including, with respect to the Borrower or any First Lien Guarantor, Guaranty Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, and (c) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination and applicable to privately held companies.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranty Obligation” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay for (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligees in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligees against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty

Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, to the extent recourse may be had to the assets or properties of such Person in respect thereof:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)           all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           net obligations under any Swap Contract in an amount equal to (i) if each Swap Contract has been closed out, the Swap Termination Value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)           indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all obligations in respect of capital leases and Synthetic Lease Obligations; and

(g)           all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Required Lenders).  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.  Notwithstanding the foregoing, any obligation of such Person or any of its Subsidiaries in respect of operating leases shall be deemed not to constitute Indebtedness.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning given in Section 10.08.

“Intellectual Property” means, as to any Person, all of the following:

(a)           all trademarks, service marks, designs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers owned or used by such Person in its business or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and pending applications in the United States Patent and Trademark Office, any State of the United States or any similar offices in any other country or any political subdivision thereof, and all extensions or renewals thereof;

(b)           all letters patent of the United States or any other country or any political subdivision thereof, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country owned by such Person, including registrations, recordings and pending applications in the United States Patent and Trademark Office or the equivalent thereof in any similar offices in any other country, and all reissues, continuations, divisions, continuations-in part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

(c)           all computer programs, computer data bases, other computer software, trade secrets, trade secret rights, ideas, drawings, designs, schematics, algorithms, shop manuals, process and procedures manuals, notes, and other writings, techniques, processes and formulas owned or used by such Person in its business; and

(d)           all copyright rights of such Person in any work subject to the copyright laws of the United States, any state thereof or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, whether as author, assignee, transferee or otherwise, and all registrations and applications for registration of any such copyright in the United States, any state thereof or any other country or any political subdivision thereof, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office or in any similar offices in any other country.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBO Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment

Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means the period commencing on the date such LIBO Rate Loan is disbursed or (in the case of any Base Rate Loan) converted to or continued as a LIBO Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice; provided that:

(i)            any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a LIBO Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period pertaining to a LIBO Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          no Interest Period shall extend beyond the scheduled Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, less Returned Investments, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Judgment Currency” has the meaning given in Section 10.21.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto and any Person that becomes a Lender pursuant to Section 10.07(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit Facility” means the letter of credit facility for letters of credit not to exceed the Letter of Credit Facility Commitment (as defined in the First Lien Credit Agreement) described in the First Lien Credit Agreement.

“LIBO Rate” shall mean, with respect to any LIBO Rate for any applicable Interest Period, an interest rate per annum equal to the sum of:  (a) the Applicable Margin and (b) the product of (i) the Euro-dollar Rate in effect for such applicable Interest Period and (ii) in accordance with Section 3.04(c), the Euro-dollar Reserves in effect on the first day of such applicable Interest Period.

As used herein the “Euro-dollar Rate” will be determined by reference to that rate (rounded upward to the next 1/16th of one percent) appearing on the display designated as “Reuters Screen LIBOR01 Page” (or on such other page on that service or such other service designated by the British Banker’s Association for the display of that Association’s Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m. (London time) on the day which is two London Banking Days prior to the first date of the proposed applicable Interest Period.  If there are no applicable quotes available through Telerate Service, then the LIBO Rate shall be deemed unavailable as provided in Section 3.03 hereof.

As used herein, the term “Euro-dollar Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including, without limitation, any special, supplemental, marginal or emergency reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System or any other banking authority to which Agent is subject for Eurocurrency Liability (as defined in Regulation D of such Board of Governors).  It is agreed that for purposes hereof, each LIBO Rate Loan shall be deemed to constitute a Eurocurrency Liability and to be subject to the reserve requirements of Regulation D, without benefit of credit or proration, exemptions or offsets which might otherwise be available to any Lender from time to time under such Regulation D.  Euro-dollar Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage and shall apply to applicable Interest Periods commencing after the effective date of such change.

“LIBO Rate Loan” means a Loan that bears interest at the LIBO Rate.  All LIBO Rate Loans shall be denominated in Dollars.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing and, for the avoidance of doubt, not including any operating leases), including the interest of a purchaser of accounts receivable.

“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, each Note, each Loan Notice, each Compliance Certificate, each Collateral Document, the First Lien/Second Lien Intercreditor Agreement, the Aircraft Intercreditor Agreement, and each other document, instrument or agreement executed from time to time by the Borrower that is specifically designated by its terms as a “Loan Document” for purposes of this Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Management Agreement” means a management agreement between the Borrower and the Manager entered into on or about the Closing Date.

“Management Fee” means fees for services by the Manager pursuant to the Management Agreement.

“Manager” means Stonehouse Capital Partners.

“Master Aircraft Loan and Security Agreement” means that certain Master Aircraft Loan and Security Agreement, dated as of the date hereof, by and between the Borrower, as grantor, and the Term Lender.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, prospects, operations, properties, liabilities (actual or contingent), financial and other condition and creditworthiness of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party, taken as a whole; or (c) a material adverse effect upon (i) the enforceability against the Borrower of any Loan Documents to which it is a party, or (ii) the perfection or priority of any Lien granted under any of the Collateral Documents; provided that the Collateral subject to such Lien has a fair market value, individually or in the aggregate, in excess of $2,000,000.

“Material IP” has the meaning given in Section 5.15.

“Maturity Date” means April 1, 2013.

“Maximum Rate” has the meaning given in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means, as to any Disposition by a Person, proceeds in Cash, as and when received by such Person, net of:  (a) the direct costs relating to such Disposition excluding amounts payable to such Person or any Affiliate of such Person, (b) sale, use or other transaction taxes paid or payable by such Person as a result thereof, (c) income taxes paid or payable by such Person as a result of gains recognized on such Disposition, and (d) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition.  “Net Proceeds” shall also include proceeds paid on account of any Event of Loss, net of (i) all money actually applied to repair or reconstruct the damaged property or property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“Net Worth” means, as of the date of determination, all assets appearing on the balance sheet of Borrower and Subsidiaries on a consolidated basis, on a GAAP basis, less, without duplication of deductions, the sum of all liabilities, all reserves established by Borrower for anticipated losses or expenses, (excluding the effect of currency translation adjustments recorded in the shareholder’s equity section of Borrower’s balance sheet and net of the after-tax value of the mark-to-market balances recorded in the asset and liability sections of the Borrower’s balance sheet that reflect non-speculative, unbalanced currency hedging positions, all in accordance with GAAP).

“New Subsidiary” has the meaning set forth in Section 6.12(a).

“Non-Consenting Lender” has the meaning assigned to such term in Section 3.07.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means, without duplication, all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutional documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the applicable Governmental Authority in the jurisdiction of its formation, in each case as amended from time to time.

“Other Aircranes” means all “Support Helicopters” and “Corporate Airplane” identified on Schedule 1.01 and aircraft engines installed thereon on the Closing Date, and all completed model S-64E Aircranes and model S-64F Aircranes, whether now owned, hereafter acquired or manufactured by the Borrower; provided, however, Other Aircranes shall not include all aircraft, airframes and aircraft engines constituting Eligible Aircranes or Term Financed Aircranes, but only so long as such Term Financed Aircranes are subject to the Financed Aircraft Loan Documents.

“Outstanding Amount” means, with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 10.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than 50% of the voting Capital Stock of, or a business line or a division of, any Person; provided that:

(i)            all Persons, assets, business lines or divisions acquired shall be in the type of business permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.09 or such other lines of business as may be consented to by Required Lenders;

(ii)           no Default or Event of Default shall then exist or would exist after giving effect to such acquisition;

(iii)          as of the closing of any acquisition, such acquisition shall have been approved by the board of directors or equivalent governing body of the Person to be acquired or from which such assets, business line or division is to be acquired;

(iv)          not less than 15 Business Days prior to the consummation of any acquisition for cash consideration (including assumed liabilities, earnout payments and any other deferred payment) in excess of $2,500,000, the Borrower shall have delivered to the Administrative Agent a written description of the Person, assets, business line or division to be acquired and its operations together with a copy of the related purchase agreement, which related purchase agreement shall be in execution form if available and in the most recent draft form if an execution form has not been finalized; provided, however the Borrower shall deliver to the Administrative Agent an execution form of related purchase agreement as soon as such agreement has been finalized for execution by the parties thereto;

(v)           the Borrower shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Section 7.13;

(vi)          if such acquisition is structured as a merger, the Borrower (or if such merger is with any Subsidiary, then such Subsidiary) shall be the surviving Person after giving effect to such merger;

(vii)         if the total cash consideration (including assumed liabilities, earnout payments and any other deferred payment) paid for all of the Persons, assets, business lines or divisions acquired exceeds $5,000,000 in the aggregate from the Closing Date, the Required Lenders shall have approved such acquisition; and

(viii)        such acquisition is approved by a majority of such Person’s board of directors or similar governing body.

“Permitted Equipment Financing” means the approximately $65,000,000 in term loan facilities provided by Term Lender and assigns, pursuant to the Financed Aircraft Loan Documents and subject to the Aircraft Intercreditor Agreement and the Revolving Lender/Term Lender Intercreditor Agreement.

“Permitted First Lien Financing” means, together, the Revolving Credit Facility and the Letter of Credit Facility, in each case, provided by the Revolving Lenders pursuant to the First Lien Financing Documents, secured by the First Lien Collateral and subject to the First Lien/Second Lien Intercreditor Agreement, the Aircraft Intercreditor Agreement and the Revolving Lender/Term Lender Intercreditor Agreement.

“Permitted Liens” has the meaning given in Section 7.01.

“Person” means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, Governmental Authority or other legal entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Rata Share” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Commitments set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as contemplated herein.

“Real Property” means Borrower’s real property located in Jackson County, Oregon, all as more particularly described in Schedule 1.01 hereto.

“Register” has the meaning set forth in Section 10.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate more than 75%.

“Responsible Officer” means the chief executive officer, chief legal officer, chief financial officer, treasurer or assistant treasurer of the Borrower or any other officer designated by the Borrower to the Administrative Agent in writing.  Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest; (b) any principal payment made in respect of any Subordinated Debt; and (c) Management Fees; provided that no dividend or other payment or distribution by any Subsidiary to the Borrower (directly or indirectly) for the purpose of satisfying any obligation for the payment of taxes shall constituted a Restricted Payment for purposes of this Agreement.

“Retained Aircraft” means Other Aircranes and all Aircranes of the Borrower except the Term Financed Aircranes.

“Returned Investments” means, with respect to any Investment, the aggregate amount of all payments made in respect of such Investment that have been paid or returned, without restriction, in cash or otherwise to the Person making such Investment.

“Revolving Credit Facility” means the credit facility for revolving loans, including the letter of credit subfacility, described in the First Lien Credit Agreement.

“Revolving Lenders” means the lenders from time to time party to the First Lien Credit Agreement.

“Revolving Lender/Term Lender Intercreditor Agreement” means a collateral sharing and intercreditor agreement among the First Lien Administrative Agent, for itself and on behalf of the Revolving Lenders, the Term Lender, KeyBank National Association, as collateral agent, and their applicable assigns, and acknowledged by the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Aircraft Security Agreement” means the Second Lien Aircraft and Flight Equipment Security Agreement by Borrower in favor of Administrative Agent covering the Retained Aircraft and Other Aircranes, substantially in the form of Exhibit D-2.

“Second Lien Deed of Trust” means the Second Lien Deed of Trust in favor of First American Title Insurance Company of Oregon, an Oregon corporation, as Trustee, and Administrative Agent as Beneficiary, substantially in the form of Exhibit D-1.

“Senior Funded Debt” means the sum of the outstanding Total Funded Debt less outstanding Subordinated Debt.

“Solvent” means, as to any Person at a particular time, if, at such time both (a) (i) the then fair saleable value of the property of such Person on a going concern basis is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person as they mature in the ordinary course and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability in the ordinary course.

“Sponsors” means ZM Equity Partners, L.P., a Delaware limited partnership, D.B. Zwirn & Co., L.P., a Delaware limited partnership, Stonehouse Management Company, LLC, a Delaware limited liability company and each of their respective Affiliates.

“Subject Lender” has the meaning assigned to such term in Section 3.07.

“Subordinated Debt” means the Indebtedness hereunder and other Indebtedness of the Borrower which has been subordinated by written agreement to Indebtedness of Borrower owed to Lenders, in form and substance reasonably satisfactory to Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Term Financed Aircranes” means the Aircranes pledged as collateral for the Permitted Equipment Financing as described on Schedule 1.01 hereto.

“Term Lender” means The Prudential Insurance Company of America, its successors and assigns providing term loans for the Term Financed Aircranes.

“Threshold Amount” means $500,000.00.

“Total Funded Debt” means, without duplication, the sum of all outstanding liabilities for borrowed money and other interest earning liabilities including current and long term liabilities, guaranties of Indebtedness, and letter of credit obligations, including without limitation the Revolving Credit Facility, the Financed Aircraft Term Loans, the Letter of Credit Facility and the Loans.

“Transitional Subsidiary” means any Subsidiary formed after the Closing Date solely for the purpose of implementing an asset disposition or a structural transaction (including an acquisition) permitted by this Agreement and which will cease to be a Subsidiary after the consummation of such asset disposition or transaction (which will, in no event, be more than 90 days after the date of the formation of such Subsidiary).

“Type” means with respect to a Loan, its character as a Base Rate Loan or a LIBO Rate Loan.

“United States” and “U.S.” each means the United States of America.

“Unfunded Capital Expenditures” means Capital Expenditures which are not financed by a specific long term loan or Capital Lease.

“Voting Percentage” means, as to any Lender, such Lender’s Pro Rata Share of the Outstanding Amount of the Loans; provided, however, that if any Lender has failed to fund any portion of the Loans required to be funded by it hereunder, such Lender’s Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of “Required Lenders” without regard to such Lender’s Commitment or the outstanding amount of its Loans.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 (i)                                     The words “herein,” “hereto,” “hereof,” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)                                  Article, Section, Exhibit and Schedule references are to the Loan Document in which such references appear.

(iii)                               The term “including” is by way of example and not limitation.

(iv)                              The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)                                  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)                                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04                        UCC Terms.  Except as otherwise provided herein, terms used herein that are defined in the Uniform Commercial Code have the meanings given to them in the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York.

1.05                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06                        References to Agreements and Laws.  Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not expressly prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.07                        Conflicts.  In the event of any conflict between this Agreement and any other Loan Document, this Agreement shall control.

II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan (each such loan, a “Loan”) to the Borrower in Dollars on the Closing Date, in an aggregate amount equal to such Lender’s Commitment.  Any amount borrowed under this Section 2.01 and subsequently repaid and prepaid may not be reborrowed.  Subject to Section 2.04, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.  Each Lender’s Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Commitment, if any, on such date.  Loans may be Base Rate Loans or LIBO Rate Loans, as further provided herein.

2.02                        Borrowing, Conversions and Continuations of Loans.

(a)                                  Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of a LIBO Rate Loan shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBO Rate Loans or of any conversion of LIBO Rate Loans to Base Rate Loans.  Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of LIBO Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans and any continuation of LIBO Rate Loans provided for in the preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBO Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of LIBO Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in subsection (a) above.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 12:00 p.m., New York time on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Sections 4.02 (and, if such Loan Notice relates to the Borrowing on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower as received by the Administrative Agent either (i) by crediting the account of the Borrower on the books of DBZ with the amount of such funds or (ii) wire transfer of such funds, in each case, in accordance with instructions provided to the Administrative Agent by the Borrower.

(c)                                  Except as otherwise provided herein, a LIBO Rate Loan may be continued or converted only on the last day of the Interest Period for such LIBO Rate Loan.  During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as LIBO Rate Loans without the consent of the Required Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any LIBO Rate Loan upon determination of such interest rate.  The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  The Administrative Agent shall notify the Borrower and the Lenders of any change in DBZ’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

2.03                        Voluntary Prepayment of Loans.  To the extent permitted under the First Lien Credit Agreement, the Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 p.m., New York time, (A) three Business Days prior to any date of prepayment of LIBO Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBO Rate Loans shall be whole multiples of $1,000,000 or a whole multiple of $100,000 in excess thereof; (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $50,000 in excess thereof; and (iv) each prepayment of Loans shall include the applicable Call Premium (if any).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

2.04                        Mandatory Prepayment of Loans.

(a)                                  If the Borrower or any Domestic Subsidiary shall at any time or from time to time make or agree to make a Disposition of any Collateral or unencumbered assets in excess of the Threshold Amount (other than Dispositions expressly permitted under Sections 7.05(a) through (j), and (l)) or shall suffer an Event of Loss in excess of the Threshold Amount, or shall obtain Net Proceeds of any debt of the Borrower (other than Indebtedness permitted under Section 7.03), or equity issuance of the Borrower (other than equity issued in favor of the Sponsors and the EAC Shareholders), then, to the extent permitted under the First Lien Credit Agreement, the Borrower shall (i) promptly notify the Administrative Agent of such proposed Disposition or Event of Loss or debt or equity issuance (including the amount of the estimated Net Proceeds to be received by the Borrower or such Domestic Subsidiary in respect thereof) and, (ii) promptly upon, and in no event later than 10 days after, receipt by the Borrower or the Domestic Subsidiary of the Net Proceeds of such Disposition or Event of Loss or debt or equity issuance, the Borrower shall prepay Loans in an aggregate amount equal to the amount of such Net Proceeds (net of the reasonable costs associated with such Disposition or Event of Loss or debt or equity issuance); provided that Net Proceeds may be reinvested in assets useful to the business of the Borrower within 180 days (which assets do not need to be of the same type as the assets sold or otherwise disposed of to generate such Net Proceeds).

(b)                                 Any prepayments pursuant to Section 2.04(a) shall be applied (i) first, to the payment in full of Base Rate Loans then outstanding, (ii) second, to the payment in full of LIBO Rate Loans then outstanding in direct order of Interest Period maturities, and (iii) third, to the Borrower; provided, however, that if the amount of Base Rate Loans then outstanding is not sufficient to satisfy the entire prepayment requirement, the Borrower may, at its option, place any amounts which it would otherwise be required to use to prepay LIBO Rate Loans on a day other than the last day of the Interest Period therefor in a blocked, interest bearing Deposit Account at DBZ, subject to a Lien in favor of the Administrative Agent on behalf of the Lenders until the end of such Interest Period at which time such Cash Collateral will be applied to prepay such LIBO Rate Loans.  The Borrower shall pay, together with each prepayment under this Section 2.04, accrued interest on the amount prepaid and any amounts required pursuant to Section 3.05.

2.05                        Repayment of Loans.  The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

2.06                        Interest.

(a)                                  Subject to the provisions of subsection (b) below, (i) each LIBO Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period, plus the Applicable Margin; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Margin.

(b)                                 While any Event of Default exists at the request of the Required Lenders or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at the Default Rate.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable within five Business Days from receipt of written notice from the Administrative Agent.

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07                        Arrangement and Agency Fees.  The Borrower agrees to pay the Arranger and the Administrative Agent, for their own respective accounts, the arrangement and agency fees in the amounts and at the times specified in the Fee Letter.

2.08                        Computation of Interest and Fees.  Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed.  Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

2.09                        Evidence of Debt.

(a)                                  The Pro Rata Share of the Loans made by each Lender, the rights to principal and interest on such Loans, and the ownership of an interest in any Loans shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Borrowing made by the Borrower from each Lender and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, such Lender’s Loans may be evidenced by a Note in addition to such accounts or records.  Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

(b)                                 On each date when the payment of any principal, interest or fees are due hereunder or under any Note, the Borrower agrees to maintain on deposit in an ordinary checking account maintained by the Borrower with the Administrative Agent (as such account shall be designated by the Borrower in a written notice to the Administrative Agent from time to time, the “Borrower Account”) an amount sufficient to pay such principal, interest or fees in full.  The Borrower hereby authorizes the Administrative Agent (i) to deduct automatically all principal, interest or fees when due hereunder, or under the Notes from the Borrower Account, and (ii) if and to the extent any payment under this Agreement or any other Loan Document is not made when due, to deduct automatically any such amount from any or all of the accounts of the Borrower maintained with Administrative Agent.  The Administrative Agent agrees to provide timely notice to the Borrower of any automatic deduction made pursuant to this subsection (b).

2.10                        Payments Generally.

(a)                                  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in immediately available funds not later than 12:00 p.m., New York time, on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent (i) after 12:00 p.m., New York time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)                                 Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day.

(c)                                  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied in the following order:  (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(d)                                 Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)                                     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii)                                  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e)                                  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f)                                    The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan required hereunder shall not relieve any other Lender of its corresponding obligation to do so, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(g)                                 Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11                        Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment in cash or otherwise (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off), subject to Section 10.09 with respect to such participation, as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.12                        Security.  All of the obligations of the Borrower under this Agreement, the Notes and each of the other Loan Documents to which the Borrower is a party shall be secured by the Collateral in accordance with the Collateral Documents.

III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Except as provided in Section 3.01(f) and subsections (d) and (e) of Section 10.07, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (“Taxes”), excluding, in the case of the Administrative Agent and each Lender, (i) Taxes imposed on or measured by its overall net or gross income, and franchise Taxes imposed on it (in lieu of net income Taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office, or (ii) any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction (all such non-excluded Taxes being hereinafter referred to as “Indemnified Taxes”).  If the Borrower shall be required by any Laws to deduct any Indemnified Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay or shall cause a Subsidiary to pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)                                 Except as provided in Section 3.01(f) and subsections (d) and (e) of Section 10.07, in addition, the Borrower agrees to pay any and all present or future stamp, court, documentary or similar taxes and any other excise or property Taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of any Loan Document (hereinafter referred to as “Other Taxes”).

(c)                                  Intentionally omitted.

(d)                                 Except as provided in Section 3.01(f) and subsections (d) and (e) of Section 10.07, the Borrower’s agreement to indemnify the Administrative Agent and each Lender for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender, is without regard to whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor.

(e)                                  Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”), in the case of each Lender that is a party hereto, on the date of execution of this Agreement or , in the case of each other Lender (including, without limitation, a Lender that is an assignee or transferee of an interest under this Agreement), on or prior to the date on which it becomes a Lender (and from time to time thereafter), if (x) a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or (y) requested in writing by the Borrower or the Administrative Agent, shall provide the Borrower and the Administrative Agent with two accurate and complete original signed copies of IRS Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the IRS, either evidencing a complete exemption from United States withholding tax on payments pursuant to this Agreement or any other Loan Document or certifying that all amounts receivable pursuant to this Agreement and any other Loan Document are effectively connected with the conduct of a trade or business in the United States.  In addition, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, in the case of each Lender that is a party hereto, on or prior to the date of its execution and delivery of this Agreement or, in the case of each other Lender (including, without limitation, a Lender that is an assignee or transferee of an interest under this Agreement), on or prior to the date on which it becomes a Lender (and from time to time thereafter) if (x) a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect or (y) requested in writing by the Borrower or the Administrative Agent, shall provide the Administrative Agent with two accurate and complete signed copies of IRS Form W-9 or any successor form prescribed by the IRS, certifying that such Lender is a “United States person.”  If such Lender fails to deliver such form, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(f)                                    For any period with respect to which, for any reason, a Lender has failed to provide the Administrative Agent with the applicable form pursuant to Section 3.01(e), unless such failure is the result of a change in Law occurring after the date upon which such lender becomes a Lender, such Lender shall not be entitled to indemnification under Section 3.01(a), 3.01(b) or 3.01(d) with respect to any Taxes that would not have been imposed had such Lender been able to provide, and provided, such form.

(g)                                 If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.01, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce such additional payment which may thereafter accrue if such change, in the sole judgment of such Lender, is not otherwise materially disadvantageous to such Lender; provided, that in determining whether changing the jurisdiction of the applicable Lending Office would be disadvantageous to such Lender, such Lender shall disregard any economic disadvantage that the Borrower agrees to indemnify and hold such Lender harmless from.

(h)                                 If any Lender receives or realizes any refund or Tax, any reduction of, or credit against, its Tax liabilities or otherwise recovered any amount in connection with any deduction or withholding, or payment of additional amounts, by the Borrower pursuant to Section 3.01, such Lender shall reimburse the Borrower an amount equal to the net benefit, after Tax, that was obtained by the Lender as a consequence of such refund, reduction, credit or recovery.

3.02                        Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBO Rate Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits in the London interbank market, in each case after the date hereof, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Loans or to convert Base Rate Loans to LIBO Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Promptly upon making any such determination, such Lender shall provide notice thereof to the Borrower (with a copy to the Administrative Agent), and upon receipt of such notice, the Borrower shall, within three Business Days of receipt of written notice from such Lender, prepay or convert all such LIBO Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03                        Inability to Determine Rates.  If the Administrative Agent determines in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that (i) deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBO Rate Loan, (ii) adequate and reasonable means do not exist for determining the LIBO Rate for such LIBO Rate Loan, or (iii) the LIBO Rate for such LIBO Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such LIBO Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders.  Thereafter, the obligation of the Lenders to make or maintain LIBO Rate Loans shall be suspended until the Administrative Agent notifies Borrower and all Lenders that it has revoked such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of LIBO Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans.

(a)                                  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, in each case after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, or (iii) reserve requirements contemplated by Section 3.04(c)), and the result of any of the foregoing shall be to increase the cost to the affected Lender(s) of, or to reduce the amount of any such received or receivable by such Lender in respect of, making, continuing, maintaining or financing (or its obligation to make, continue, maintain or finance) any Loan as, or of converting (or of its obligation to convert) any Base Rate Loan into, a LIBO Rate Loan by an amount deemed by such Person to be material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)                                 If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, in each case, after the date hereof, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy to a level below that which the affected Lender or such controlling Person would have achieved but for the occurrence of any such circumstance, and such Lender or controlling Person considers such level to be material, then the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)                                  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBO Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith), which shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.

(d)                                 Amounts required to be paid by the Borrower pursuant to subsections (a), (b) and (c) above shall be determined by the applicable Lender, and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate of such Lender stating that the calculations set forth therein are in accordance with the terms of this Agreement and setting forth in reasonable detail the basis for such calculations for losses suffered from and after the date that is 180 days before the day such Lender notifies the Borrower thereof, such certificate being conclusive and binding for all purposes absent manifest error.  The amount set forth in such certificate shall be payable by the Borrower on the 30th day following delivery of such certificate to the Borrower.

(e)                                  If, with respect to any Lender entitled to compensation under this Section 3.04, a condition arises or an event occurs which could result in the payment of any amount under subsections (a) through (c) above, such Lender, promptly upon becoming aware of the same, shall notify the Borrower thereof and shall take such steps as may be reasonably necessary for it to mitigate the effects of such condition or event; provided that such Lender shall have no obligation to take any step that the Lender determines, in its sole discretion, would be disadvantageous to Lender.

3.05                        Funding Losses.

(a)                                  The Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)                                     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise); or

(ii)                                  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBO Rate Loan made by it at the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBO Rate Loan was in fact so funded.

(b)                                 The amount of the loss or expense shall be determined by the Lender and notified to the Borrower (with a copy to the Administrative Agent) in the form of a certificate of such Lender stating that the calculations set forth therein are in accordance with the terms of this Agreement and setting forth in reasonable detail the basis for such calculations, such certificate being conclusive and binding for all purposes absent manifest error.  The amount set forth in such certificate shall be payable by the Borrower on the 30th day following delivery of such certificate to the Borrower.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.06                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations.

3.07                        Replacement of Lenders.  If (i) either (A) a Lender defaults in its obligations to fund a Loan pursuant to this Agreement, (B) a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.01, requires the consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected, or (C) a Lender imposes charges, costs and expenses unacceptable to the Borrower under Section 3.04 (any such Lender described in subclause (A), (B) or (C), a “Subject Lender”), (ii) no Default or Event of Default shall have occurred and be continuing, and (iii) the Borrower shall have obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, then the Borrower may require the Subject Lender to assign any or all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 10.07(b); provided that such Lender, Lenders, Eligible Assignee or Eligible Assignees is acceptable to Administrative Agent; provided further that, prior to or concurrently with such replacement, (a) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts owing to such Subject Lender through such date of replacement in respect of the applicable portion of the Subject Lender’s Commitments to be assigned and a release from its obligations (relating to the assigned portion) under the Loan Documents, (b) the processing fee, if any, required to be paid under Section 10.07(b) shall have been paid to the Administrative Agent, (c) all of the requirements for such assignment contained in Section 10.07, including the consent of the Administrative Agent and the receipt by the Administrative Agent of an executed Assignment and Assumption and other supporting documents, have been fulfilled, and (d) if such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and the Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.

IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Borrowing.  The obligation of each Lender to make any Loan on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)                                  Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (v) or (vi) below, with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the receipt of the following by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)                                  Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender’s Commitment;

(iii)                               Intentionally omitted;

(iv)                              such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v)                                 such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, except where failure to qualify would not have a Material Adverse Effect, including certified copies of the Borrower’s Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

(vi)                              a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

(vii)                           an opinion of counsel to the Borrower substantially in the form of Exhibit I;

(viii)                        evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released;

(ix)                                a copy of the First Lien/Second Lien Intercreditor Agreement executed by the First Lien Administrative Agent and the Administrative Agent and acknowledged by the Borrower;

(x)                                   a copy of the Aircraft Intercreditor Agreement executed by the First Lien Administrative Agent, the Term Lender and the Administrative Agent and acknowledged by the Borrower;

(xi)                                evidence that the Lenders have a second priority perfected security interest in the Collateral (subject only to Liens expressly permitted to be prior pursuant to Section 7.01);

(xii)                             receipt by the Administrative Agent of evidence that the Sponsors have filed any required notices of change of ownership of the Borrower with, and have received no objection thereto from, the U.S. Department of Transportation;

(xiii)                          the Borrower’s Adjusted EBITDA for the trailing 12 months prior to the Closing Date, is not be less than $25,000,000;

(xiv)                         evidence satisfactory to the Administrative Agent that the Borrower’s undrawn availability under the First Lien Credit Agreement immediately after the Closing Date is not less than $5,000,000; and

(xv)                            evidence satisfactory to the Administrative Agent that EAC Acquisition Corp. has contributed to the Borrower a minimum capital investment in the form of (a) common equity totaling $500 and (b) preferred equity totaling $34,999,500;

(b)                                 Unless waived by all Lenders, the receipt of the Collateral Documents by the Administrative Agent, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date and each in form and substance satisfactory to the Administrative Agent and their respective legal counsel, together with:

(i)                                     acknowledgment copies of all Uniform Commercial Code financing statements filed, registered or recorded or, in the discretion of Administrative Agent, to be filed, registered or recorded to perfect the security interests of the Administrative Agent for the benefit of the Lenders, or other evidence satisfactory to the Administrative Agent that there has been filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Administrative Agent for the benefit of the Lenders in accordance with applicable law;

(ii)                                  Lien and judgment searches and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (except as permitted pursuant to Section 7.01);

(iii)                               all certificates and instruments representing the Collateral, stock transfer powers executed in blank with signatures;

(iv)                              evidence that the Second Lien Aircraft Security Agreement has been filed or will contemporaneously with the Closing be filed with the FAA or other applicable filing office (foreign or domestic), and the Administrative Agent shall have received an opinion of special FAA counsel and special counsel in any other jurisdiction in which Collateral is located, in form and substance reasonably satisfactory to the Lenders, concluding that the Aircraft Security and Flight Equipment Agreement is properly of record with the FAA, or such other applicable filing office, and the Lender’s Lien against the Aircranes, Other Aircranes and equipment described therein is properly perfected and, except as provided herein, subject to no prior or senior Liens of record with the FAA, or such other applicable filing office;

(v)                                 Intentionally omitted;

(vi)                              evidence that the Second Lien Deed of Trust has been filed with the appropriate recording office, and the Administrative Agent shall have received a policy of title insurance in form and substance satisfactory to the Lenders covering the Second Lien Deed of Trust and the Real Property;

(vii)                           evidence that all other actions necessary to perfect and protect the second priority security interest created by the Collateral Documents have been taken; and

(viii)                        funds sufficient to pay any filing or recording tax or registration or other fees including, but not limited to, any and all Uniform Commercial Code financing statements;

(c)                                  Standard lenders’ payable endorsements with respect to the insurance policies or other instruments or documents evidencing insurance coverage on the properties of the Borrower in accordance with Section 6.07;

(d)                                 Any fees required to be paid in accordance with the Fee Letter on or before the Closing Date shall have been paid;

(e)                                  Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that following the Closing Date there shall be a final settling of accounts between the Borrower and the Administrative Agent with respect to such estimated Attorney Costs); and

(f)                                    The Closing Date shall have occurred on or prior to October 31, 2007.

4.02                        Conditions to All Borrowings, Conversions and Continuations.  The obligation of each Lender to make any Loan or honor any Loan Notice is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct, (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, on and as of the date of such Borrowing, conversion or continuation, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)                                 No Default or Event of Default shall exist, or would result from such proposed Borrowing, conversion or continuation.

(c)                                  The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Loan Notice.

V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power; Compliance with Laws.  The Borrower (a) is a corporation duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by the Borrower of each Loan Document to which the Borrower is party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party for which Borrower may have a liability in excess of $5,000,000, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any material Law.

5.03                        Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower with respect to this Agreement or any other Loan Document, except to the extent the same has been obtained or made.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document to which the Borrower is a party, when delivered hereunder, will have been, duly executed and delivered by the Borrower.  This Agreement constitutes, and each other Loan Document to which the Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof.

(b)                                 The unaudited quarterly consolidated financial statements (and consolidating schedules) of the Borrower and its Subsidiaries dated June 30, 2007 (i) were prepared in accordance with GAAP (excluding footnotes) consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and subject to ordinary, good faith year end audit adjustments; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and material Indebtedness.

(c)                                  Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.06                        Litigation.  Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues, and none of the items disclosed in Schedule 5.06 could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could be reasonably expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document, including the grant or perfection of the Liens of the Administrative Agent and the Lenders on the Collateral.

5.08                        Ownership of Property; Liens.  Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09                        Environmental Compliance.  Except as specifically disclosed in Schedule 5.09, the Borrower is not in violation of any Environmental Laws or the subject of any claims alleging potential liability or responsibility for violation of any Environmental Law other than as could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are shown in the insurance coverage certificates attached as Schedule 5.10 hereto, and there has been no change in such coverage.

5.11                        Taxes.  The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and (b) those which individually or in the aggregate do not exceed $500,000 at any time.  There is no proposed tax assessment asserted in writing against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.  The prototype plan upon which each Plan that is intended to qualify under Section 401(a) of the Code is based has received a favorable determination letter from the IRS and each Plan has been adopted without any material substantive changes to such prototype plan and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.

(b)           There are no pending or, to the best knowledge of the Borrower, threatened in writing claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  To the best knowledge of the Borrower, there has been no “prohibited transaction” (as defined in Section 406 of ERISA) or breach by any Plan fiduciary of any responsibilities, obligations or duties under Title IV of ERISA with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

5.13        Subsidiaries.  The Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

5.14        Margin Regulations; Investment Company Act.

(a)           The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           None of the Borrower or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15        Intellectual Property; Etc.The Borrower and its Subsidiaries own, or possess the right to use, all Intellectual Property that is necessary for the operation of their respective businesses (such Intellectual Property, “Material IP”), without conflict with the rights of any other Person.  Except for those items of Intellectual Property disclosed in Schedule 5.15 and where it could not reasonably be expected to have a Material Adverse Effect, all registrations with and applications to Governmental Authorities in respect of such Intellectual Property are valid and in full force and effect and are not subject to the payment of any taxes or maintenance fees or the taking of any interest therein, held by any of the Borrower to maintain their validity or effectiveness.  Except for any default which could not reasonably be expected to have a Material Adverse Effect, none of the Borrower or any of its Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use such Material IP; no claim has been asserted and is pending by any Person challenging or questioning the use of any such Material IP or the validity or effectiveness of any such Material IP, nor does the Borrower or any of its Subsidiaries know of any such claim; and, to the knowledge of the Borrower or any of its Subsidiaries, the use of such Material IP by the Borrower or any of its Subsidiaries does not infringe on the rights of any Person.

5.16        Solvency.  On the Closing Date, the Borrower is Solvent (other than as a result of inter-company transactions) on an individual and on a consolidated basis and shall be Solvent (other than as a result of inter-company transactions) on an individual and on a consolidated basis during the term of this Agreement.

5.17        Disclosure.  To the best of Borrower’s knowledge, no statement, information, report, certification, representation, or warranty when made by the Borrower or any Responsible Officer of the Borrower in any Loan Document or when furnished to the Administrative Agent or any Lender by or on behalf of the Borrower in connection with any Loan Document (including in any and all disclosure materials furnished by or on behalf of the Borrower) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03, 6.11 and 6.16) cause each Subsidiary to:

6.01        Financial Statements.  Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a)           as soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, annual audited consolidated (and unaudited consolidating schedules) balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Administrative Agent; and

(b)           as soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Borrower, unaudited quarterly consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter, and the related Consolidated and Consolidating statement of income and the statement of cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by the Director of Finance or the Chief Financial Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02        Certificates; Other Information.  Deliver to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to Administrative Agent:

(a)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate (in the form of Exhibit G hereto) signed by the Director of Finance or the Chief Financial Officer of the Borrower;

(b)           promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, at the request of any Lender, may from time to time reasonably request;

(c)           within 60 days after the preceding fiscal year end, the Borrower’s annual financial forecast including pro forma balance sheet, income statement and statement of cash flows (it being understood that forecasts and projections are subject to many contingencies and risk factors and actual results may vary materially from the forecasts and the projections); and

(d)           the certificates of insurance required pursuant to Section 5.2 of the Second Lien Aircraft Security Agreement.

6.03        Notices.  Promptly notify the Administrative Agent:

(a)           of the occurrence of any Default or Event of Default;

(b)           of any dispute, litigation, investigation, or proceeding (or any material development in the same) or suspension under a Contractual Obligation between the Borrower or any Subsidiary and any Governmental Authority, in each case, which could reasonably be expected to have a Material Adverse Effect;

(c)           of any litigation, investigation or proceeding affecting the Borrower in which the amount involved exceeds $2,000,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

(d)           of the occurrence of any ERISA Event;

(e)           upon Borrower’s subsequent knowledge that any material disclosure by Borrower or any of its Subsidiaries fails to comply with Section 5.17;

(f)            of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(g)           any notice required to be given pursuant to Section 3.9 of the Second Lien Aircraft Security Agreement.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.  Each notice pursuant to subsection (a) above shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

6.04        Payment of Obligations.  Pay and discharge as the same shall become due and payable (or within any applicable grace period), all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same (i) are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) do not exceed, individually or in the aggregate, $1,000,000 at any time; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05        Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization, except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered Intellectual Property, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06        Maintenance of Properties.  (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities; and (d) maintain its aircraft in accordance with the requirements Second Lien Aircraft Security Agreement and the FAA.

6.07        Maintenance of Insurance.  In addition to insurance requirements set forth in the Collateral Documents, maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers’ compensation insurance, public liability and property and casualty insurance.  All casualty insurance maintained by the Borrower or any of its Subsidiaries in respect of the Collateral shall name the Administrative Agent as loss payee, provided that Administrative Agent shall, so long as no Event of Default has occurred and is continuing, direct the insurer to pay claims not exceeding $500,000 directly to Borrower, and the amount of the coverage shall not be reduced by the Borrower without 30 days prior written notice to the Administrative Agent, and all liability insurance shall name the Administrative Agent as additional insured for the benefit of the Lenders, as their interests may appear.  Upon written request of the Administrative Agent, the Borrower shall furnish the Administrative Agent information in reasonable detail setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 6.07 or any Collateral Documents.

6.08        Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09        Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or any of its Subsidiaries, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

6.10        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants all at the expense of the Administrative Agent and such Lender at reasonable times during normal business hours up to two times per year, upon reasonable notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing, without limitation, at the reasonable expense of the Borrower at any time during normal business hours and without advance notice.

6.11        Compliance with ERISA.  Do, and cause each of its ERISA Affiliates to do, each of the following:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code, except, with respect to each covenant listed above, in such instances in which the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.12        Subsidiaries.  Promptly notify the Administrative Agent after any Person becomes a Subsidiary (including any Transitional Subsidiary) of the Borrower or after an inactive subsidiary of the Borrower becomes active (“New Subsidiary”), and in such notice set forth with respect to such Person (i) the date on which such Person became a New Subsidiary, and (ii) all of the data required to be set forth in Schedule 5.13 with respect to all Subsidiaries; provided that such notice shall be deemed to supplement Schedule 5.13 for all purposes hereof.

6.13        Intellectual Property.  Take all necessary actions, including in any proceeding before the United States Patent and Trademark Office, the Canadian Intellectual Property Office — Trademarks or the United States Copyright Office to maintain each item of Intellectual Property of the Borrower and its Subsidiaries material to the business of the Borrower and its Subsidiaries taken as a whole, including payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

6.14        Use of Proceeds.  Use the proceeds of the Loans (a) for transaction costs (including appraisal fees) related to the negotiation, execution and delivery of the Loan Documents, and (b) for working capital and other general corporate purposes, in each case, not in contravention of any Law or of any Loan Document.

6.15        Further Assurances.

(a)           Ensure that all written information, exhibits and reports when furnished to the Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit when furnished to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)           Promptly upon request by the Administrative Agent or the Required Lenders, do, execute, acknowledge, authorize, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Administrative Agent or such Lenders, as the case may be, may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the properties, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to assure, convey, grant, assign, transfer, preserve, protect and confirm to the Administrative Agent and to the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document.

6.16        Citizenship.  The Borrower is as of the date hereof, and at all times while this Agreement or any Loan Document is in effect, shall be, or shall cause the Aircranes operated under United States registration to be registered in the name of, a “citizen of the United States” within the meaning of the U.S. Transportation Code, as amended from time to time and recodified at Section 40102(a)(15) of Title 49 et seq.  The Borrower shall not permit any act to be done, or omission to occur, which might injuriously affect the ability of the Borrower to retain its qualification as a citizen of the United States (provided, however, that in no event shall such failure be deemed an Event of Default hereunder if such failure occurs as the result of acts or omissions of Administrative Agent, Lender or Persons acting under their direction or control).

VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01        Liens.  Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)           Liens for Taxes or other governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           Liens arising from operation of law, statutory liens, or carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves in accordance with GAAP with respect thereto are maintained on the books of the applicable Person;

(e)           pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)            deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)           title exceptions accepted by Administrative Agent in the Second Lien Deed of Trust, easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)           Liens securing judgments for the payment of money in an aggregate amount not in excess of the $1,000,000 (except an amount in excess of the Threshold Amount to the extent covered by independent third-party insurance as to which the insurer does not dispute coverage), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

(i)            Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds thereof and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j)            other Liens securing Indebtedness in an aggregate principal amount not to exceed $3,000,000 at any time outstanding;

(k)           Liens to secure Capital Expenditures and purchase money financing not to exceed $7,000,000;

(l)            Liens securing Permitted Equipment Financing;

(m)          Liens securing Indebtedness incurred pursuant to clause (t) of Section 7.03; provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to property of Foreign Subsidiaries;

(n)           Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(o)           Liens on the property of a Person existing at the time such Person becomes a Subsidiary of the Borrower in a transaction permitted hereunder securing Indebtedness; provided, however, that any such Lien may not extend to any other property (other than improvements and accessions thereto and proceeds of the assets to which such Lien applies) of the Borrower; provided, further, that any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower;

(p)           Liens on First Lien Collateral securing the Permitted First Lien Financing;

(q)           Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r)            purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property or consignment of goods entered into in the ordinary course of business;

(s)           Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(t)            licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary; and

(u)           any Lien constituting a replacement, extension, or renewal of any Lien of the type described in clauses (a) through (t) above.

7.02        Investments.  Make any Investments, except:

(a)           Investments other than those permitted by subsections (b) through (p) that are existing on the date hereof and (i) are Investments in the Subsidiaries listed on Schedule 5.13 or (ii) otherwise listed on Schedule 7.02;

(b)           Investments made by the Borrower or any of its Subsidiaries in the form of Cash, Cash Equivalents or other short-term marketable securities in accordance with the Borrower’s investment policy as from time to time in effect;

(c)           advances to officers, directors and employees of the Borrower and any of its Subsidiaries in an aggregate amount not to exceed the Threshold Amount at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d)           Investments of the Borrower in any First Lien Guarantor and Investments of any First Lien Guarantor in the Borrower or in another First Lien Guarantor;

(e)           Investments consisting of advances to any Subsidiary that is not a First Lien Guarantor evidenced by or in the nature of, as the case may be, promissory notes, open accounts or capital contributions excluding trade accounts for services arising in the ordinary course of business; provided that the aggregate amount of such Investments does not exceed $1,000,000;

(f)            Investments not to exceed $1,400,000 in connection with the Borrower’s purchase of the interest of Elilario Italia SpA in European Air-Crane SpA;

(g)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(h)           Guaranty Obligations permitted by Section 7.03;

(i)            Investments permitted by Section 7.04 and Section 7.05;

(j)            Permitted Acquisitions made by the Borrower or any Subsidiary;

(k)           Capital Expenditures permitted under Section 7.14;

(l)            Swap Contracts to the extent permitted hereunder;

(m)          Intentionally Omitted;

(n)           Intentionally Omitted;

(o)           deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries; and

(p)           Investments received in lieu of cash in connection with asset dispositions to the extent permitted under Section 7.05.

7.03        Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness under the Loan Documents;

(b)           Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)           Guaranty Obligations of (i) the Borrower in respect of Indebtedness otherwise permitted hereunder or under the First Lien Credit Agreement and (ii) any First Lien Guarantor in respect of Indebtedness of such First Lien Guarantor permitted under the First Lien Credit Agreement;

(d)           obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract or currency risk management financial instrument; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, property, or cash flows held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view”; and (ii) such Swap Contract or currency risk management financial instrument does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)           Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $7,000,000;

(f)            Secured or unsecured Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(g)           Guaranty Obligations of the Borrower in respect of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a First Lien Guarantor in an aggregate principal amount not to exceed the $2,000,000 at any time outstanding;

(h)           Permitted Equipment Financing;

(i)            Permitted First Lien Financing;

(j)            (i) loans or advances among the Borrower and any First Lien Guarantor, (ii) loans or advances made by a Subsidiary of the Borrower (or a Person that would become a subsidiary of the Borrower after giving effect to such loan or advance) to the Borrower or any

First Lien Guarantor, (iii) loans or advances made by the Borrower or any First Lien Guarantor in a Subsidiary of the Borrower that is not a First Lien Guarantor so long as such loan or advance is permitted by Section 7.02;

(k)           Indebtedness of a Person existing at the time such Person becomes a Subsidiary of the Borrower or any First Lien Guarantor in a transaction permitted hereunder (excluding Capital Leases and purchase money Indebtedness permitted hereunder) in an aggregate principal amount not to exceed $1,000,000 for all such Persons at any time outstanding; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Borrower or any First Lien Guarantor;

(l)            Indebtedness incurred to repurchase Capital Stock of the Borrower from retired, deceased or terminated employees or directors (including their heirs) of the Borrower or any Subsidiary to the extent such Indebtedness is not secured and is subordinated to the Obligations on terms reasonably acceptable to the Administrative Agent; provided that no more than $1,000,000 in aggregate principal amount of such Indebtedness may be outstanding at any time;

(m)          earn outs, indemnities and purchase price adjustments pursuant to Permitted Acquisitions;

(n)           Indebtedness which may be deemed to exist pursuant to any guaranties, performance, bid, tender, appeal surety, statutory or similar obligations incurred in the ordinary course of business;

(o)           Indebtedness in respect of overdraft protections and otherwise in connection with deposit accounts, in each case in the ordinary course of business;

(p)           guaranties in the ordinary course of business of the obligations of suppliers, landlords, customers and licensees of the Borrower and its Subsidiaries;

(q)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(r)            Indebtedness in respect of employee benefit plans and programs, whether to current or retired employees, including, without limitation, accrued expenses, pension liabilities, deferred compensation, bonus plans, option plans, medical, dental and other health plans and other similar plans providing benefits to employees entered into in the ordinary course of business (but not including Indebtedness under employment agreements);

(s)           Indebtedness arising from judgments, orders or other awards to the extent not constituting an Event of Default; and

(t)            Indebtedness of Foreign Subsidiaries which does not exceed $2,000,000 in the aggregate at any time outstanding.

7.04        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

(a)           any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any First Lien Guarantor or wholly-owned Subsidiary is merging with another Subsidiary (which is not a First Lien Guarantor), such First Lien Guarantor or wholly-owned Subsidiary shall be the continuing or surviving Person;

(b)           any Subsidiary that is not a First Lien Guarantor may dissolve or liquidate; provided that the board of directors or senior management of the Borrower has determined in good faith that the dissolution or liquidation will not be detrimental to the business of the Borrower and its Subsidiaries, taken as a whole;

(c)           the dissolution, liquidation or winding up of any Transitional Subsidiary; provided that any assets of such Transitional Subsidiary shall be transferred to the Borrower or any Subsidiary in connection therewith;

(d)           Investments permitted under Section 7.02;

(e)           Dispositions permitted under Section 7.05;

(f)            the Borrower or any Subsidiary may merge with any Person as part of a Permitted Acquisition; and

(g)           any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a First Lien Guarantor, then the transferee must either be the Borrower or another First Lien Guarantor;

7.05        Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)           Dispositions of obsolete, worn out property or other property no longer used or useful in the business of the Borrower, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of Term Financed Aircranes, inventory and other property (other than equipment or real property) in the ordinary course of business (for the avoidance of doubt, the sale or lease of manufactured and remanufactured aircranes is within the ordinary course of business);

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or (iii) the board of directors or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower or such Subsidiary;

(d)           Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a First Lien Guarantor, the transferee thereof must either be the Borrower or a First Lien Guarantor;

(e)           Dispositions permitted by Section 7.04;

(f)            Dispositions not otherwise permitted under this Section 7.05 other than subsections (k) or (m); provided that the Borrower shall have complied with the requirements of Section 2.04;

(g)           licenses of Intellectual Property (both exclusive and non-exclusive) in the ordinary course of business and substantially consistent with past practice;

(h)           Investments permitted under Section 7.02;

(i)            the sale, transfer or disposition of accounts in connection with the collection or compromise thereof in the ordinary course of business;

(j)            Capital Stock issued in connection with Permitted Acquisitions;

(k)           any sale-leaseback arrangements permitted hereby;

(l)            rights of way, easements, and licenses necessary for the conduct of Borrower’s or any of its Subsidiaries’ businesses; and

(m)          Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (i) in any fiscal year shall not exceed the Threshold Amount;

provided, however, that any Disposition pursuant to clauses (a) through (m) shall be for fair consideration.

7.06        Lease Obligations.  Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

(a)           leases in existence on the date hereof and listed on Schedule 7.06, and any renewal, extension or refinancing thereof;

(b)           leases in connection with any sale-leaseback arrangement permitted hereby;

(c)           capital leases and Synthetic Lease Obligations to the extent permitted by Section 7.03; and

(d)           operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by the Borrower or any Subsidiary after the date hereof in the ordinary course of business (for purposes hereof, all leases of real estate of the Borrower or any Subsidiary shall be deemed operating leases), but in any case the amount of all minimum future non-cancelable operating lease payments shall not exceed $4,000,000.

7.07        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)           each Subsidiary may make Restricted Payments to the Borrower and to wholly-owned Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of capital stock of such Subsidiary on a pro rata basis based on their relative ownership interests);

(b)           the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock of such Person;

(c)           the Borrower and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests; and

(d)           provided no Event of Default has occurred and is continuing under any Loan Documents, or would result from the consummation of the transactions contemplated by this clause (d), the Borrower may, without the Lenders’ prior consent, make payments to the Manager for Management Fees under the Management Agreement in amounts not exceeding $500,000 per annum, plus customary and reasonable out-of-pocket expenses incurred in connection with performance under the Management Agreement (for the avoidance of doubt, the payment of Management Fees shall not be permitted after the occurrence and during the continuation of an Event of Default; provided that, upon cure of any such Event of Default as provided hereunder, Management Fees due and not paid during the continuation of such cured Event of Default shall be permitted if such payment does not result in a violation of Section 7.13.

7.08        ERISA.  At any time engage in a transaction for the principal purpose of evading or avoiding any liability under Title IV of ERISA as provided in Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975(c) of the Code); (b) fail to comply with ERISA or any other applicable federal or state Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA for plan years commencing prior to 2008, or the equivalent term under Section 302 of ERISA for plan years commencing after 2007), which, with respect to each event listed above, could reasonably be expected to have a Material Adverse Effect.

7.09        Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or cease to conduct any line of business that constitutes a material portion of the business of the Borrower and its Subsidiaries as of the date hereof.

7.10        Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that (a) the foregoing restriction shall not apply to transactions between or among the Borrower and any First Lien Guarantor or between and among any First Lien Guarantors; (b) the Borrower may make Investments consisting of advances and capital contributions to Subsidiaries that are not First Lien Guarantors permitted under Section 7.02 at rates of interest that the Borrower deems reasonable under the circumstances; (c) reasonable and customary fees may be paid to members of the board of directors (or similar governing body) of U.S. Borrower or any of its Subsidiaries; (d) compensation, benefits or indemnification arrangements for officers and other employees of the Borrower or any of its Subsidiaries may be entered into in the ordinary course of business; (e) the existence of, and the performance by the Borrower of its obligations under the terms of, any organizational documents or security holders agreement to which it is a party on the Closing Date and which has been disclosed to the Lenders; (f) Restricted Payments permitted hereunder; (g) transactions described in Schedule 7.10; (h) transactions among Subsidiaries of the Borrower that are not First Lien Guarantors; (i) the transactions contemplated hereby, and (j) the Borrower and any Subsidiary may engage in any transaction with an Affiliate (x) if such transaction is in existence as of the date hereof, or (y) with the prior written consent of the Administrative Agent.

7.11        Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement, any other Loan Document, the First Lien Loan Documents or the Financed Aircraft Loan Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any First Lien Guarantor or to otherwise transfer property to the Borrower or any First Lien Guarantor, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person (other than Liens permitted hereunder) (provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03 solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds thereof); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided that the foregoing restrictions shall not apply to restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business; (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iii) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; (iv) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person, so acquired (provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 7.03); and (v) restrictions in effect on the Closing Date and set forth on Schedule 7.11.

7.12        Margin Regulations.  Use the proceeds of the Borrower, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB.

7.13        Financial Covenants.

(a)           Minimum Net Worth.  Permit Net Worth of the Borrower to be less than (i) $20,000,000 as of December 31, 2007, and (ii) $20,000,000 as of December 31 of each year thereafter plus an amount equal to 75% of the positive GAAP annual net income, net of the effect of unrealized gains and losses on unbalanced currency and interest rate hedging positions, earned in each fiscal year beginning with the fiscal year ending December 31, 2008, tested at the end of each fiscal year.

(b)           Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.00 to 1.00, beginning with the fiscal quarter ending December 31, 2007.  (For the purposes of calculating the Fixed Charge Coverage Ratio for the fiscal quarters ending through March 31, 2008, there shall be excluded from the calculation of Capital Expenditures $3,302,967 associated with Aircrane with registration number N189AC plus $1,724,484 associated with Aircrane with registration number N165AC incurred in 2007).

(c)           Maximum Total Funded Debt to Adjusted EBITDA Ratio.  Permit the Total Funded Debt to Adjusted EBITDA Ratio as of the end of any fiscal quarter of the Borrower set forth for the preceding four fiscal quarter periods to be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarters Ending	Maximum Total Funded Debt to Adjusted EBITDA Ratio

December 31, 2007	5.40 to 1.00

March 31, 2008	5.70 to 1.00

June 30, 2008	5.10 to 1.00

September 30, 2008	5.10 to 1.00

December 31, 2008	4.80 to 1.00

March 31, 2009	5.40 to 1.00

June 30, 2009	5.10 to 1.00

September 30, 2009	5.10 to 1.00

December 31, 2009	4.80 to 1.00

March 31, 2010	5.10 to 1.00

June 30, 2010	4.80 to 1.00

September 30, 2010	4.80 to 1.00

December 31, 2010	4.50 to 1.00

March 31, 2011	4.80 to 1.00

June 30, 2011	4.50 to 1.00

September 30, 2011	4.50 to 1.00

December 31, 2011 and thereafter	4.20 to 1.00

(d)           Maximum Senior Funded Debt to Adjusted EBITDA Ratio.  Permit the Senior Funded Debt to Adjusted EBITDA Ratio as of the end of any fiscal quarter of Borrower set forth for the preceding four fiscal quarter periods to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarters Ending	Maximum Senior Debt to Adjusted EBITDA

December 31, 2007	4.50 to 1.00

March 31, 2008	4.80 to 1.00

June 30, 2008	4.20 to 1.00

September 30, 2008	4.20 to 1.00

December 31, 2008	3.90 to 1.00

March 31, 2009	4.50 to 1.00

June 30, 2009	4.20 to 1.00

September 30, 2009	4.20 to 1.00

December 31, 2009	3.90 to 1.00

March 31, 2010	4.20 to 1.00

June 30, 2010	3.90 to 1.00

September 30, 2010	3.90 to 1.00

December 31, 2010	3.60 to 1.00

March 31, 2011	3.90 to 1.00

June 30, 2011	3.60 to 1.00

September 30, 2011	3.60 to 1.00

December 31, 2001 and thereafter	3.30 to 1.00

7.14        Maximum Capital Expenditures.  Permit its Capital Expenditures to exceed $7,000,000 in the aggregate during any fiscal year during the term of the Loan, provided that the difference between $7,000,000 less the actual Capital Expenditures in any given year greater than $0 may be carried over to the immediately following year and shall not be included in the limitation on Capital Expenditures in such carry-over year for purposes of this Section 7.14; provided, further, that for the fiscal year ending December 31, 2007 there shall be excluded from the calculation of Capital Expenditures for such fiscal year Capital Expenditures in an amount equal to $3,302,967 associated with Aircrane with registration number N189AC and Capital Expenditures in an amount equal to $1,724,484 associated with Aircrane with registration number N165AC.

7.15        No Domestic Subsidiaries.  Create or acquire any Domestic Subsidiary; provided, however, that, notwithstanding anything to the contrary in this Agreement, no Permitted Acquisition may result in the acquisition of any Domestic Subsidiary.

7.16        No Second Lien Pledge of Accounts Receivables.  Create or suffer to exist any Lien upon any accounts receivable to secure any obligations other than the Liens created under the Permitted First Lien Financing.

VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01        Events of Default.  The occurrence of the following events shall constitute an “Event of Default” hereunder:

(a)           Non-Payment.  The Borrower fails to pay, (i) when and as required to be paid herein, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.04, 6.05, 6.11, 6.14, 6.16, 7.01 (for any Lien senior to the Lenders’ Lien and in excess of the Threshold Amount), 7.04, 7.05, 7.07, 7.08, 7.09, 7.12, or 7.13; or

(c)           Other Defaults.  The Borrower fails to perform or observe any other material covenant or agreement (not specified in subsection (a) or (b) above) contained in any of Sections 6.01, 6.02, 6.03, 6.07, 6.09, 6.10, 6.15, 7.01 (to the extent not covered by clause (b) above), 7.03, 7.06, or 7.11 on its part to be performed or observed and such failure continues for 30 days; provided that, with respect to any material covenant or agreement in Sections 6.06, 6.08, 6.12, 6.13, 7.02 or 7.10, such 30-day cure period may be extended for up to a maximum of

90 days if (i) such failure is curable or correctable, but reasonably cannot be cured within 30 days, (ii) the Borrower is diligently pursuing the cure or correction of such failure, and (iii) no Material Adverse Effect would result from the granting of such extension; or

(d)           Representations and Warranties.  Any material representation or warranty made or deemed made by the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect when made or deemed made, unless such inaccuracy shall not be material to the recipient at the time when the notice referred to below shall have been received by the Borrower or any material adverse impact thereof shall have been cured or corrected within 30 days after the earlier of (i) the Borrower becoming aware of such event, and (ii) receipt by the Borrower of a written notice thereof from the Administrative Agent or any Lender; or

(e)           Cross-Default.  (i) The Borrower or any First Lien Guarantor (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $1,000,000 Amount, or (B) fails to observe or perform any other material agreement or condition relating to any other Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case under this clause (B) the effect of which default or other event is that the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or offered to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty Obligation to become payable or Cash Collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined therein or such equivalent term) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the defaulting party or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value (as so defined) owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or (iii) an “event of default” occurs under the Permitted First Lien Financing or the Permitted Equipment Financing (provided that, with respect to any breach or default under the Permitted First Lien Financing, such event shall only constitute an Event of Default under this Agreement if such event occurs and is not cured or waived within 60 days after notice of such event from the First Lien Administrative Agent or any Revolving Lender (other than with respect to an acceleration under the First Lien Credit Agreement)).

(f)            Insolvency Proceedings, Etc.  The Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)           Judgments.  There is entered against the Borrower (i) a final judgment or order for the payment of money in an aggregate amount exceeding $1,000,000 (or such greater amount to the extent covered by independent third-party insurance as to which there is no dispute regarding coverage with respect to such judgment), or (ii) a final non-appealable non-monetary judgment that could reasonably be expected to have a Material Adverse Effect, and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 20 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect, or (C) any final judgment is not paid or otherwise satisfied within a period of 20 days from the date of judgment; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000; or

(j)            Change of Control.  There occurs any Change of Control with respect to the Borrower, except as has been approved in writing by Lenders; or

(k)           Intentionally Omitted.

(l)            Failure of Security.  Any Collateral Document ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Administrative Agent shall not have or shall cease to have a valid and perfected Lien of second priority (other than Liens expressly permitted to be prior to such Lien pursuant to Section 7.01) in the Collateral purported to be covered thereby having a fair market value, individually or in the aggregate, exceeding $2,000,000, in each case for any reason other than (i) the agreement of all the Lenders or satisfaction in full of all the Obligations or (ii) the failure of the Administrative Agent or any Lender to take any action within its exclusive control; or

(m)          Invalidity of Loan Documents.  Any other Loan Document or any provision thereof, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any other Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(n)           Material Adverse Effect.  A Material Adverse Effect occurs, other than an event included within clauses (a) through (m) above.

8.02        Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders take any or all of the following actions,

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case, without further act of the Administrative Agent or any Lender.

8.03        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders and their Affiliates in proportion to the respective amounts described in this clause Fourth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

IX.
ADMINISTRATIVE AGENT

9.01        Appointment and Authorization of Administrative Agent.  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.02        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03        Liability of Administrative Agent.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value of or title to any Collateral, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

9.04        Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or statement or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants.  Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

(b)           For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

9.05        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06        Credit Decision; Disclosure of Information by Administrative Agent.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, the value of and title to any Collateral, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

9.07        Indemnification of Administrative Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of the Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.08        Administrative Agent in its Individual Capacity.  DBZ and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and its Affiliates as though DBZ were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, DBZ or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, DBZ shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include DBZ in its individual capacity.

9.09        Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders which successor administrative agent shall be consented to by the Borrower at all times other than following the exercise of remedies by the Lenders during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, and with the consent of the Borrower, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of any other Lender.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10        Collateral and Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a)           to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) consisting of an instrument evidencing Indebtedness or other debt instrument, if the indebtedness evidenced thereby has been paid in full, or (iv) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders; and

(b)           to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property.

X.
MISCELLANEOUS

10.01      Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Sections 4.01(a) through (c) without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e)           change Section 2.07 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f)            change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)           release or otherwise subordinate all or substantially all of the Collateral without the written consent of each Lender, except as otherwise may be provided in the

Collateral Document or except where the consent of the Required Lenders only is specifically provided for;

and, provided further, that the Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto.  Notwithstanding anything to the contrary herein, any Lender that has failed to fund any portion of any Borrowing required to be funded by it hereunder or that has a Voting Percentage deemed to be zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

10.02      Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower or the Administrative Agent, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower and the Administrative Agent.  All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail when delivered; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by such Person.  Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

(b)           Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all the Borrower, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c)           Limited Use of Electronic Mail.  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

(d)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic

Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the good faith reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

10.03      No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04      Attorney Costs, Expenses and Taxes.  Except as otherwise provided in Section 6.10, the Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable and documented Attorney Costs and (b) to pay or reimburse the Administrative Agent or each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the reasonable and documented cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  The agreements in this Section 10.04 shall survive the termination of the Commitments and repayment of all other Obligations.

10.05      Indemnification by the Borrower.  The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender and their respective directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs limited to expenses of one lead counsel firm and one local counsel firm) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, or any Environmental Liability related in any way to the Borrower, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (including Attorney Costs) resulted from the gross negligence or willful misconduct of such Indemnitee.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.  All amounts due under this Section 10.05 shall be payable within ten Business Days after demand therefor.

10.06      Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment.

10.07      Successors and Assigns; Lender Assignment.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) below and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000 in the case of any assignment of a Commitment unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) below, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a Participation (as defined in subsection (d) below) in such rights and obligations in accordance with subsection (d) below.  The assignee shall, on or prior to the date on which the assignment is made, deliver to the Borrower and to the Administrative Agent the appropriate IRS form as prescribed by Section 3.01(e) of this Agreement.  If an Assignment of all or a portion of a Lender’s rights and obligations under this Agreement would result (under the terms of Section 3.01) in any payment by the Borrower of additional sums, notwithstanding Section 3.01 or any other provision set forth in this Agreement, the Borrower shall not be obligated to pay such additional sums.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it) (a “Participation”); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) the Participant shall have no rights against the Borrower or any of its Subsidiaries or the Administrative Agent, and the Borrower and the Administrative Agent need give notices to and deal only with such Lender and shall have no obligation to any Participant.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, (ii) reduce the principal, interest, fees or other amounts payable to such Participant, (iii) release any Guarantor from any Guaranty Agreement, or (iv) release all or substantially all of the Collateral.  Subject to subsection (e) below, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender (provided it complies in fact with all the obligations of, and requirements imposed on, Lenders thereunder to the same extent as were it a Lender) and had acquired its interest by assignment pursuant to subsection (b) above.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.08 as though it were a Lender.

(e)                                  Notwithstanding any other provision set forth in this Agreement, a Participant shall not be entitled to receive any greater payment under the Agreement than the applicable Lender would have been entitled to receive with respect to the Participation sold to such Participant.

(f)                                    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations, to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 If the consent of the Borrower to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 10.07(b)), the Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth Business Day.

(h)                                 As used herein, the following terms have the following meanings:

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) that is a financial institution approved by (i) the Administrative Agent and, (ii) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivative transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such approval referred to in clauses (i) through (ii) not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Subsidiaries.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

10.08                 Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.08, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.08 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Loans.  For the purposes of this Section 10.08, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.

10.09                 Set-off.  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations becoming due and payable hereunder (whether at the stated maturity thereof, by acceleration, or otherwise), now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent, after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application

10.10                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

10.11                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12                 Integration.  This Agreement, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  This Agreement, the other Loan Documents and any separate letter agreement with respect to fees payable to the Administrative Agent or the Arranger may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, and there are no unwritten oral agreements among the parties.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied.

10.14                 Severability.  Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15                 USA Patriot Act Notice.  The Administrative Agent and each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow Administrative Agent and each Lender to identify the Borrower in accordance with the Patriot Act.

10.16                 No Foreign Control.  THE ADMINISTRATIVE AGENT AND LENDERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE ADMINISTRATIVE AGENT AND LENDERS SHALL HAVE NO RIGHTS UNDER THIS AGREEMENT OR ANY LOAN DOCUMENT THAT WOULD, ALONE OR IN CONJUNCTION WITH OTHER SUCH RIGHTS, CONSTITUTE “OWNERSHIP” OR “CONTROL” OF BORROWER BY A PERSON THAT IS NOT “A CITIZEN OF THE UNITED STATES” WITHIN THE MEANING OF THE U.S. TRANSPORTATION CODE, AS AMENDED FROM TIME TO TIME, AS RECODIFIED AT 49 U.S.C. § 40101 ET SEQ., PROVIDED THAT THE FOREGOING SHALL NOT LIMIT THE RIGHTS OF ADMINISTRATIVE AGENT AND LENDERS TO THE FULL RIGHTS AND REMEDIES OF LENDERS AND SECURED PARTIES UNDER APPLICABLE LAW.

If any provision of this Agreement or any Loan Document shall cause any of this Agreement or any of the Loan Documents, to be classified as “control” of Borrower by a Person that is not a citizen of the United States within the meaning of the U.S. Transportation Code, as amended from time to time, recodified at 49 U.S.C. § 40101, et seq., such provision, right or remedy shall be suspended and not enforced to the extent, but only to the extent, and only so long as, required to avoid such classification.  In the event a written modification to this Agreement or any Loan Document is required to avoid “ownership” or “control” of the Borrower by a Person that is not such a citizen of the United States, by the U.S. Department of Transportation, the parties hereto shall in good faith seek to mutually agree upon such written amendment hereto or thereto, at the Borrower’s expense.

10.17                 Governing Law.

(a)                                  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY, NEW YORK COUNTY, NEW YORK OR OF THE UNITED STATES FOR THE DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.18                 Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.19                 Forced Place Insurance.

WARNING

Unless the Borrower provides the Administrative Agent with evidence of insurance coverage as required by this Agreement, the Administrative Agent may purchase insurance at the Borrower’s expense to protect the Lenders’ interest.  This insurance may, but need not, also protect the Borrower’s interest.  If the collateral becomes damaged, the coverage the Administrative Agent purchases may not pay any claim the Borrower makes or any claim made against the Borrower.  The Borrower may later cancel this coverage by providing evidence that the Borrower has obtained property coverage elsewhere.

The Borrower is responsible for the cost of any insurance purchased by the Administrative Agent pursuant to this Section 10.19.  The cost of this insurance may be added to the Loan balance.  If the cost is added to the Borrower’s Loan balance, the interest rate on the Loan will apply to this added amount.  The effective date of coverage may be the date the Borrower’s prior coverage lapsed or the date the Borrower failed to provide proof of coverage.

The coverage the Administrative Agent purchases may be considerably more expensive than insurance the Borrower can obtain on its own and may not satisfy any need for property damage coverage or any mandatory liability insurance requirements imposed by applicable law.

10.20                 Time of the Essence.  Time is of the essence of the Loan Documents.

10.21                 Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent and each Lender to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender, as appropriate, agrees to return the amount of any excess paid to it to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by the respective, duly authorized signatories as of the date first above written.

ERICKSON AIR-CRANE INCORPORATED

By	/s/ JAMES RILEY LOFTIN
Name:	James Riley Loftin
Title:	Chief Financial Officer
Erickson Air-Crane Incorporated

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., as Administrative Agent

By	/s/ LAWRENCE D. CUTLER
Name:
Title:

BERNARD NATIONAL LOAN INVESTORS, LTD., as Lender

By	/s/ LAWRENCE D. CUTLER
Name:
Title:

STONEHOUSE ERICKSON INVESTMENT CO. LLC, as Lender

By	/s/ KIRK FERGUSON
Name:	Kirk Ferguson
Title:

FIRST AMENDMENT TO SECOND LIEN AIRCRAFT AND FLIGHT EQUIPMENT SECURITY AGREEMENT

THIS FIRST AMENDMENT TO SECOND LIEN AIRCRAFT AND FLIGHT EQUIPMENT SECURITY AGREEMENT (“Amendment”) dated effective as of the 27th day of September, 2007, is made by and between D.B. ZWIRN SEPCIAL OPPORTUNITIES FUND L.P., a Delaware limited partnership, as second lien administrative agent (“Secured Party”) and ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (“Grantor”).

RECITALS

A.                                   Secured Party and Grantor are parties to that certain Second Lien Credit Agreement dated as of September 27, 2007 (the “Second Lien Credit Agreement”).

B.                                     Pursuant to the Second Lien Credit Agreement, Grantor executed that certain Second Lien Aircraft and Flight Equipment Security Agreement dated September 27, 2007, filed with the Federal Aviation Administration on September 28, 2007, as microfilm number 2324, but which has not yet been recorded (the “Security Agreement”).

C.                                     Grantor and Secured Party desire to amend the Security Agreement to add additional aircraft engines.

NOW, THEREFORE, in consideration of the mutually agreed terms and conditions set forth herein, the parties agree as follows:

AGREEMENT

1.                                      Ratification and Incorporation of Security Agreement.  Except as expressly waived or modified under this Agreement, the parties hereto acknowledge, confirm and ratify all of the terms and conditions of the Security Agreement.  Unless otherwise defined herein, capitalized terms shall have the same meaning as those terms are defined in the Security Agreement.

2.                                      Amendments to Security Agreement.  The Security Agreement is hereby amended to add the following additional aircraft engines:

Airsearch model TPE331-10N-534S

Serial Numbers:  P-77195C and P-77186C.

(more than 550 rated takeoff shaft horsepower or the equivalent thereof)

Lycoming model T53-L-13B

Serial Number:  LE-17459BR

(more than 550 rated takeoff shaft horsepower or the equivalent thereof)

Allison model 250-C20B

Serial No. CAE823517

(less than 550 rated takeoff shaft horsepower or the equivalent thereof)

3.                                      Miscellaneous.

3.1                               Entire Agreement.  This Amendment, together with the Security Agreement and the Loan Documents, is the entire agreement between Secured Party on the one hand and Grantor on the other hand with respect to the subject matter hereof.  This Amendment supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof.  Except as otherwise expressly modified in this Amendment, the Security Agreement remains in full force and effect.

3.2                               Counterparts.  This Amendment may be executed in one or more identical counterparts, each of which shall be an original, but all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart.

3.3                               Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment, and are not to be taken into consideration in interpreting this Amendment.

3.4                               Recitals.  The recitals set forth at the beginning of this Amendment are true and correct, and such recitals are incorporated into and are made a part of this Amendment.

3.5                               Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

3.6                               Conflicting Terms.  In the event of any inconsistency between the provisions of this Amendment and any provision of the Security Agreement or any other Loan Document, the terms of this Amendment shall govern and control.

[SIGNATURE PAGE FOLLOWS]

2

IN WITNESS WHEREOF, this First Amendment to Security Agreement is executed and delivered by the duly authorized officers of the parties hereto effective as of the day and date first written above.

GRANTOR:

ERICKSON AIR-CRANE INCORPORATED

By:	/s/ JAMES RILEY LOFTIN
Name:	James Riley Loftin
Title:	Chief Financial Officer

SECURED PARTY:

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND L.P., as Second Lien Administrative Agent

By:
Name:
Title:

3

Execution Version

FIRST AMENDMENT

TO SECOND LIEN CREDIT AGREEMENT

This FIRST AMENDMENT TO SECOND LIEN CREDIT AGREEMENT (this “Amendment”), dated as of July [17], 2008, is entered into by and among ERICKSON AIR-CRANE INCORPORATED, a Delaware corporation (the “Borrower”), and the lenders party to the Second Lien Credit Agreement referenced below (the “Lenders”) and is acknowledged by D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P., as Administrative Agent (“Administrative Agent”).

RECITALS

WHEREAS, reference is made to that certain Second Lien Credit Agreement, dated as of September 27, 2007 (as amended through the date hereof, the “Second Lien Credit Agreement”), by and among the Borrower, the Lenders and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Second Lien Credit Agreement after giving effect to this Amendment.

WHEREAS, the Lenders have requested that the Borrower agree to amend certain provisions of the Second Lien Credit Agreement as provided for herein; and

WHEREAS, subject to certain conditions, the Borrower is willing to agree to such amendment relating to the Second Lien Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.                                 AMENDMENTS TO CREDIT AGREEMENT

1.1                                Amendments to Article I: Definitions and Accounting Terms.

A.             Section 1.1 of the Second Lien Credit Agreement is hereby amended by adding the following definitions in proper alphabetical sequence:

“First Amendment” means that certain First Amendment Agreement to Second Lien Second Lien Credit Agreement dated as of July [    ], 2008 among the Borrower, the Administrative Agent and the financial institutions listed on the signature pages thereto.

“First Amendment Effective Date” means the date of satisfaction of the conditions referred to in Section II of the First Amendment.

B.               The definition of the term “Required Lenders” appearing in Section 1.1 of the Second Lien Credit Agreement is hereby amended to read in its entirety:

“Required Lenders” means, as of any date of determination, Lenders whose Voting Percentages aggregate equal to or more than 50%.

SECTION II.                          CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective as of the date hereof only upon receipt by the Administrative Agent of a counterpart signature page of this Amendment duly executed by the Borrower and each Lender.

SECTION III.                       REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender, in all material respects, that the representations and warranties contained in Section V of the Second Lien Credit Agreement as amended by this Amendment (the “Amended Agreement”) are and will be true and correct in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date.

SECTION IV.                        MISCELLANEOUS

A.              Reference to and Effect on the Second Lien Credit Agreement and the Other Loan Documents.

(i)                       On and after the First Amendment Effective Date, each reference in the Second Lien Credit Agreement to “this Amendment”, “hereunder”, “hereof, “herein” or words of like import referring to the Second Lien Credit Agreement, and each reference in the other Loan Documents to the “Second Lien Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Second Lien Credit Agreement shall mean and be a reference to the Second Lien Credit Agreement as amended by this Amendment.

(ii)                    Except as specifically amended by this Amendment, the Second Lien Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii)                 The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under, the Second Lien Credit Agreement or any of the other Loan Documents.

B.                Headings.  Section and Subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C.                Applicable Law.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

2

D.               Counterparts.   This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

[Remainder of this page intentionally left blank.]

3

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

ERICKSON AIR-CRANE INCORPORATED,
a Delaware corporation

By:	/s/ James Riley Loftin
	Name:	James Riley Loftin
	Title:	Chief Financial Officer Erickson Air-Crane Incorporated

ZM PRIVATE EQUITY FUND II, L.P., as Lender

By:	/s/ Quinn Morgan
	Name:	QUINN MORGAN
	Title:	AUTHORIZED SIGNATORY

[First Amendment to Second Lien Credit Agreement]

STONEHOUSE ERICKSON INVESTMENT CO. LLC,
as Lender

By:	/s/ Kirk Ferguson
	Name:	Kirk Ferguson
Title:

[First Amendment to Second Lien Credit Agreement]

BERNARD NATIONAL LOAN INVESTORS, LTD., as Lender

By:	/s/ Lawrence D. Cutler
	Name:	LAWRENCE D. CUTLER
	Title:	AUTHORIZED SIGNATORY

[First Amendment to Second Lien Credit Agreement]

Acknowledged:

D.B. ZWIRN SPECIAL OPPORTUNITIES FUND, L.P, as Administrative Agent

By:	/s/ Lawrence D. Cutler
	Name:	LAWRENCE D. CUTLER
	Title:	AUTHORIZED SIGNATORY

[First Amendment to Second Lien Credit Agreement]